EXHIBIT 21.1
Subsidiaries of the Registrant

Name of Subsidiary
AF Steelcase S.A., a Spanish corporation
Poly Vision NV, a Belgian limited liability company
PolyVision Corporation, a New York corporation
Red Thread Spaces LLC, a Michigan limited liability company
Steelcase Canada Limited, a Canadian corporation
Steelcase de Mexico, S. de R.L. de C.V., a Federal Republic of Mexico limited liability company
Steelcase Furniture Company Limited, a People's Republic of China company
Steelcase Manufacturing Sdn. Bhd., a Malaysian corporation
Steelcase S.A., a French corporation
Steelcase Werndl AG, a German stock corporation